                                                                 EXHIBIT 99.1

COLUMBUS, Ohio (July 30, 2004) Bancinsurance Corporation (NASDAQ: BCIS), a specialty insurance holding company, today reported results for the three months ended June 30, 2004. Net income was $846,151, or $0.17 per diluted share, for the second quarter 2004 compared to $1,146,128, or $0.23 per diluted share, for the same period last year.

The second quarter 2004 results included favorable loss development for the Company's Ultimate Loss Insurance(R) ("ULI") product and higher net realized gains on investments. These positive factors were offset by losses in the Company's creditor placed insurance ("CPI") product and the bail bond reinsurance program.

John Sokol, President, commented, "Our core product lines and investment portfolio continue to provide positive results to the Company's earnings. However, these contributions were overshadowed by two poorly performing blocks of business in the second quarter 2004. First, a large CPI customer was negatively impacting our financial results and was cancelled. Second, our bail bond reinsurance program deteriorated rapidly during the second quarter 2004. We are responding quickly to this situation and are pursuing all options to mitigate the future impact of this matter. These factors offset favorable loss development in our Ultimate Loss Insurance(R) product and net realized gains on investments compared to last year."

Second Quarter Results

Lender/Dealer

Total net premiums earned declined 14.0% to $12,975,816 for the three months ended June 30, 2004. The largest portion of this decrease was attributable to CPI premiums, which were $568,379 for the second quarter 2004 versus $2,209,749 for the same period last year. This was due to cancellation of a poor performing book of business in the second quarter 2004.

ULI net premiums earned declined 9.4% to $9,673,636 for the second quarter 2004 from $10,672,484 a year ago. This decrease was due to a fourth quarter 2003 producer-owned reinsurance transaction whereby the Company ceded 100% of the premiums (along with the associated risk) for an existing lender/dealer customer. Excluding the impact of the reinsurance transaction, ULI net premiums earned for the second quarter 2004 increased $425,787 compared to the same period last year. Net premiums earned for guaranteed auto protection ("GAP") increased to $1,309,486 for the second quarter 2004 from $665,587 a year ago. This growth was due to the purchase of GAP coverage by two large financial institution customers in the second half of 2003, combined with rate increases, volume increases with existing customers and new customers added in 2004.

Unemployment Compensation

Net premiums earned for unemployment compensation ("UC") products declined 5.3% to $1,349,612 in the second quarter 2004 primarily due to the cancellation of an excess of loss policy at year-end 2003.

Other Specialty

Other Specialty products ("OSP") primarily include the Company's waste surety bond program ("WSB") and the bail bond reinsurance program. OSP net premiums earned declined 39.5% to $74,703 for the second quarter 2004 from $123,559 for the same period last year due to lower premiums in our discontinued bail bond program that partially offset an increase in our WSB program, which was introduced in the second quarter 2004.

Other Revenue

Other revenue improved 25.8% to $2,059,265 for the second quarter 2004 compared to the same period last year due principally to an increase of $389,405 in net realized gains on investments.

Losses and Loss Adjustment Expenses

Losses and loss adjustment expenses ("LAE") declined 5.7% to $9,234,300 for the second quarter 2004 from $9,794,907 the prior year. ULI losses and LAE declined 24.1% to $6,227,736 for the second quarter 2004 primarily due to favorable loss development and the fourth quarter 2003 producer-owned reinsurance transaction. CPI losses and LAE increased $105,813 to $947,537 in the second quarter 2004 principally due to losses on a poor performing book of business that was cancelled in the second quarter 2004. GAP losses and LAE increased 53.0% to $636,112 for the second quarter 2004 consistent with the growth in this business. UC losses and LAE declined $237,750 from a year ago primarily due to the cancellation of an excess of loss policy at year-end 2003.

OSP losses and LAE increased $1,329,224 from a year ago due to our bail bond reinsurance program. During 2001, the Company began assuming bail bond coverage sold by a bail bond agency through several fronting insurance carriers. The liability of the fronting carriers was then transferred to a group of reinsurers, including the Company. The Company reinsured up to 15% of the business. The bail bond program was discontinued in the second quarter 2004 and no new bail bonds are being written.

During the second quarter 2004, the Company paid bail bond losses of $950,182. As of June 30, 2004, the Company's loss reserves, net of anticipated recoveries, were $537,128 related to the bail bond program. In addition, the Company received approximately $1.4 million in bail bond claims that are not reserved for as of June 30, 2004 as these losses relate to program years in dispute. The Company has retained legal counsel and is reviewing its rights under the various contracts for these disputed years. As of June 30, 2004, the Company recorded a $225,000 reserve for legal costs to review and defend its rights under the contracts. As of June 30, 2004, the Company also recorded a return premium reserve of $226,200 associated with these disputed program years. At the present time, the Company is uncertain as to its ultimate exposure for future loss development on the run off of the bail bond program.

Operating Expenses

Operating expenses, which excludes losses, LAE and interest expense, decreased 13.5% to $4,500,819 for the second quarter 2004 compared to a year ago. Experience rating adjustments declined $1,310,832 in the second quarter 2004 compared to last year as a result of the fourth quarter 2003 producer-owned reinsurance transaction. Commission expense increased 13.0% to $2,185,800 for the second quarter 2004 primarily due to higher commission rates associated with the CPI product line combined with a reduction in ceding commissions. Ceding commissions declined in the second quarter 2004 versus a year ago due to the cancellation of a 100% producer-owned reinsurance arrangement at the end of 2003. Other insurance operating expenses rose 23.3% to $1,774,641 for the second quarter 2004 compared to last year principally due to higher salaries and administrative fees associated with the Company's UCassure product.

Six Month Results

Net premiums earned declined 6.8% to $24,483,383 for the six months ended June 30, 2004 as a result of decreases in ULI and CPI which were partially offset by an increase in GAP business. ULI net premiums earned were impacted by the fourth quarter 2003 producer-owned reinsurance transaction and CPI was impacted by the cancellation of a poor performing book of business.

Other revenue improved 19.9% to $3,894,306 for the six months ended June 30, 2004 compared to the same period last year principally due to an increase of $499,242 in net realized gains on investments.

Losses and LAE declined 2.4% to $15,549,926 for the first six months of 2004 from $15,933,817 a year ago principally due to lower Lender/Dealer losses and LAE which were partially offset by an increase in OSP. Lender/Dealer losses and LAE declined due to favorable loss development within our ULI product line and as a result of the fourth quarter 2003 producer-owned reinsurance transaction. OSP losses and LAE increased $1,313,160 from a year ago principally due to deterioration in the bail bond reinsurance program.

Operating expenses, which excludes losses, LAE and interest expense, declined 5.8% to $9,697,760 for the first six months of 2004 compared to a year ago. Lower experience rating adjustments were offset by higher commission expense and other insurance operating expenses. Experience rating adjustments declined as a result of the fourth quarter 2003 producer-owned reinsurance transaction. Commission expense increased primarily due to higher commission rates associated with the CPI product line combined with a reduction in ceding commissions. Other insurance operating expenses rose as a result of higher salaries and administrative fees associated with the Company's UCassure product.

Combined Ratio

The Company's specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company, whose results represent the Company's combined ratio. For the six months ended June 30, 2004, the combined ratio increased 1.3 percentage points to 93.0% from 91.7% the prior year. The loss ratio improved to 62.7% for the first six months of 2004 from 68.9% a year ago principally due to the decrease in experience rating adjustments associated with the fourth quarter 2003 producer-owned reinsurance transaction. The expense ratio increased to 30.3% for the first six months of 2004 from 22.8% a year ago, primarily due to a higher amount of CPI commissions and lower ceding commissions.

Investment Portfolio

Total investments were $74,597,876 at June 30, 2004 compared to $73,979,835 at December 31, 2003. Since year end-2003, available for sale fixed maturities increased $13,496,545 due to a reallocation within the investment portfolio. Short-term investments and available for sale equity securities declined $10,960,515 and $1,784,403, respectively, during the first six months of 2004.

For the first six months of 2004, net realized gains on investments were $966,302 versus $467,060 for the same period a year ago, which included impairments of $450,792 and $49,328 for the six months ended June 30, 2004 and 2003, respectively. There were $364,096 and $49,328 in impairment charges included in net realized gains on investments for the three months ended June 30, 2004 and 2003, respectively. Included in impairment charges for the three and six months ended June 30, 2004 is a write down of $334,136 related to a private equity investment.

Net investment income increased 18.4% to $489,013 for the second quarter 2004 and was $899,848 or 17.3% higher for the first six months of 2004 compared to the same period a year ago. This improvement was due to solid growth in invested assets during the past twelve months combined with a higher portfolio yield. Higher yields resulted from the Company's $15.0 million reallocation of short-term investments to fixed maturities during the second quarter 2004, which provided a better matching of the Company's invested assets to its product liability duration while maximizing investment return.

Shareholders' Equity

Shareholders' equity was $34,480,081 at June 30, 2004 compared to $33,365,028 at December 31, 2003. The $2,004,743 year-to-date increase in retained earnings was partially offset by a $1,118,415 decline in net unrealized gains on investments due to sales of common stock investments in 2004. Book value per diluted share increased to $6.94 at June 30, 2004 from $6.78 at December 31, 2003.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our ULI, CPI and GAP products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company's unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities' former employees. Other Specialty products include our waste surety bond program and run off of our bail bond reinsurance program.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the forward-looking information in this press release. Such risks, uncertainties and other factors, include but are not limited to, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in business tactics or strategies of the Company, the financial condition of the Company's business partners, changes in market forces, litigation and other risk factors described from time to time in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.

                            BANCINSURANCE CORPORATION
                                AND SUBSIDIARIES

                        Consolidated Statements of Income
                                   (Unaudited)

                                                                Three Months Ended                Six Months Ended
                                                                      June 30,                        June 30,
                                                               2004             2003            2004             2003
                                                           ------------     ------------    ------------     ------------
Revenues:
   Net premiums earned ................................    $ 12,975,816     $ 15,095,790    $ 24,483,383     $ 26,256,766
   Net investment income ..............................         489,013          413,178         899,848          766,947
   Net realized gains on investments ..................         622,430          233,025         966,302          467,060
   Codification and subscription fees .................         978,880          876,960       1,972,341        1,756,676
   Management fees ....................................          (4,183)          71,307          28,814          199,423
   Other income .......................................         (26,875)          41,960          27,001           56,849
                                                           ------------     ------------    ------------     ------------
         Total revenues ...............................      15,035,081       16,732,220      28,377,689       29,503,721
                                                           ------------     ------------    ------------     ------------

Expenses:
   Losses and loss adjustment expenses ................       9,234,300        9,794,907      15,549,926       15,933,817
   Experience rating adjustments ......................        (728,622)         582,210        (192,702)       2,156,341
   Commission expense .................................       2,185,800        1,934,038       4,298,329        3,325,288
   Other insurance operating expenses .................       1,774,641        1,439,212       3,110,424        2,655,375
   Codification and subscription expenses .............         909,092          895,759       1,899,929        1,625,983
   General and administrative expenses.................         359,908          353,811         581,780          527,267
   Interest expense ...................................         204,879          109,359         431,482          219,191
                                                           ------------     ------------    ------------     ------------
         Total expenses ...............................      13,939,998       15,109,296      25,679,168       26,443,262
                                                           ------------     ------------    ------------     ------------

         Income before federal income taxes ...........       1,095,083        1,622,924       2,698,521        3,060,459

Federal income tax expense ............................         248,932          476,796         693,777          885,328
                                                           ------------     ------------    ------------     ------------

         Net income ...................................    $    846,151     $  1,146,128    $  2,004,744     $  2,175,131
                                                           ============     ============    ============     ============


Net income per common share:
     Basic.............................................    $        .17     $        .23    $        .41     $        .44
                                                           ============     ============    ============     ============

     Diluted...........................................    $        .17     $        .23    $        .39     $        .43
                                                           ============     ============    ============     ============


                            BANCINSURANCE CORPORATION
                                AND SUBSIDIARIES

                         Consolidated Balance Sheet Data

                                                                                           June 30,        December 31,
                                                                                             2004               2003
                                                                                         -------------     -------------
                                                                                           (Unaudited)
Assets
------
Investments:
 Held to maturity:
  Fixed maturities ..................................................................    $   5,072,562     $   4,872,012

 Available for sale:
  Fixed maturities ..................................................................       42,414,694        28,918,149
  Equity securities .................................................................        8,451,455        10,235,858

 Short-term investments .............................................................       17,944,165        28,904,680
 Other invested assets ..............................................................          715,000         1,049,136
                                                                                         -------------     -------------

     Total investments ..............................................................       74,597,876        73,979,835
                                                                                         -------------     -------------

Cash ................................................................................        3,069,116         2,949,627
Premiums receivable .................................................................        8,191,434        10,661,766
Accounts receivable, net ............................................................          783,979           993,093
Reinsurance recoverables ............................................................        2,333,736         4,926,446
Prepaid reinsurance premiums ........................................................        9,393,918        12,244,588
Deferred policy acquisition costs ...................................................        5,391,801         4,962,150
Estimated earnings in excess of billings on uncompleted codification contracts ......          143,213           283,336
Loans to affiliates .................................................................          839,089           770,466
Goodwill ............................................................................          753,737           753,737
Intangible assets, net ..............................................................          882,789           920,048
Accrued investment income ...........................................................          684,817           541,519
Other assets ........................................................................        1,992,947         1,883,125
                                                                                         -------------     -------------

     Total assets ...................................................................      109,058,452       115,869,736
                                                                                         =============     =============

Liabilities and Shareholders' Equity
------------------------------------
Reserve for unpaid losses and loss adjustment expenses ..............................       12,381,856        14,385,919
Unearned premiums ...................................................................       23,853,960        25,124,137
Ceded reinsurance premiums payable ..................................................          371,066         1,721,963
Experience rating adjustments payable ...............................................        8,351,316         6,997,784
Retrospective premium adjustments payable ...........................................        3,766,854         5,370,273
Funds held under reinsurance treaties ...............................................        1,546,223         2,646,693
Contract funds on deposit ...........................................................        2,363,506         1,908,184
Taxes, licenses and fees payable ....................................................           24,793         1,315,443
Current federal income taxes ........................................................             --             511,091
Deferred federal income taxes .......................................................          132,290           852,625
Deferred ceded commissions ..........................................................          886,005         1,224,938
Commissions payable .................................................................        2,403,717         2,660,979
Billings in excess of estimated earnings on uncompleted codification contracts.......           98,728           143,888
Notes payable .......................................................................          639,237            53,276
Other liabilities ...................................................................        2,293,820         2,122,515
Trust preferred debt issued to affiliates ...........................................       15,465,000        15,465,000
                                                                                         -------------     -------------

     Total liabilities ..............................................................       74,578,371        82,504,708
                                                                                         -------------     -------------

Shareholders' equity:
 Common shares ......................................................................        1,794,141         1,794,141
 Additional paid-in capital .........................................................        1,336,190         1,337,138
 Accumulated other comprehensive income .............................................          801,850         1,920,265
 Retained earnings ..................................................................       36,344,075        34,339,332
                                                                                         -------------     -------------
                                                                                            40,276,256        39,390,876

 Less:  Treasury shares .............................................................       (5,796,175)       (6,025,848)
                                                                                         -------------     -------------

     Total shareholders' equity .....................................................       34,480,081        33,365,028
                                                                                         -------------     -------------
     Total liabilities and shareholders' equity .....................................    $ 109,058,452     $ 115,869,736
                                                                                         =============     =============